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                                                                       EXHIBIT 4

                       HOST MARRIOTT SERVICES CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

     Host Marriott Services Corporation (herein called the "Corporation") has adopted this Employee Stock Purchase Plan (herein called the "Plan") to enable eligible employees, through payroll savings, to purchase stock of the Corporation and thus to benefit the Corporation by increasing the employees' interest in the Corporation's growth and success. It is intended that the Plan meet the requirements for an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, and any amendments thereto, and is to be so applied and interpreted. The provisions of the Plan are as follows:

     1. Stock Offered and Price. An option to purchase shares will be -ranted to eligible employees in the manner stated below. The Purchase Price of each share of stock will be the lesser of (i) 10017c of its fair market value on the date the option is granted, or (ii) 100% of the fair market value on the day the option is exercised. In the event that the Corporation should declare a stock dividend or a stock split or reclassify its stock, the purchase price and the number of shares reserved for the Plan will be adjusted proportionately.

     2. Eligible Employees. All employees of the Corporation or any subsidiary of the Corporation who are employed on the first business day of January of each year of the Plan, are eligible to participate in the Plan during the following year, except the following, who are ineligible to participate: (a) employees whose customary employment is for not more than five months in any calendar year; (b) employees whose customary employment is 20 hours or less per week, and
(c) any employee, who after grant of an option under the Plan, would own stock (including, stock which may be acquired under any outstanding options) possessing five per cent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation, or a subsidiary thereof. Notwithstanding the foregoing and with respect to subsidiary corporations, the Board of Directors of the Corporation must first approve participation in the Plan of the employees of each such subsidiary. Furthermore, the Board of Directors may at any time in its sole discretion and if it deems it advisable to do so, withdraw participation from the employees of a particular subsidiary or subsidiaries.

     3. Participation in the Plan. An eligible employee may become a participant in the Plan by completing an election to participate in the Plan on a form provided by the Corporation and filing that form with his Payroll Office between the 2nd day of January and 15th day of March, or such other time as the Plan Administrator shall specify, inclusive, in each year in which such employee is to participate in the Plan. Such form and participation shall be effective only if the employee is still employed by the Corporation on January 31 of the following year.

     4. Payroll Deductions. At the time a participant files his election to participate in the Plan (as provided above), the employee shall elect to have deductions made from his pay, or in the alternative, elect to make contributions, on each pay day, starting on or after February 1 immediately following, such election, and ending before the next February 1, as long as he shall participate in the Plan, of, or equal to, 5%, 6%, 7%, 8%, 9% or 10% of the base compensation which the employee is entitled to receive on such pay day. These deductions, or contributions, will be credited to the employee's account under the Plan. The participating employee may not during any then current year of the Plan change his rate of payroll deduction or contribution. Once an employee elects either authorization of payroll deductions or contributions, the election may not be chanced during, that year of the Plan.


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     An employee electing to make contributions may miss making the full contribution once, and may make it up within thirty (30) days. If the employee misses more than one contribution, or fails to make it up within 30 days. the employee will be deemed to have elected to terminate his participation for the year in question (as provided in Section 8). At any time a participating employee may elect voluntarily to terminate, in total only, his participation in the Plan for the year in question (as provided in Section 8). Once participation is terminated, it may not be reinstated during that year of the Plan.

     Upon retirement a participant shall have no further obligation nor will he be permitted to make further contributions to the Plan. All amounts theretofore contributed by a retired participant shall be retained in his account for the balance of the Plan year and applied as set forth in Section 5.

     5. Exercise of the Option to Purchase Shares. Unless a participating employee has given prior written notice terminating such employee's participation in the Plan, for the year in question, or his participation in the Plan has otherwise been terminated as provided in Section 8, or if he has retired, the option of such participating employee to purchase stock will be automatically exercised for him on January 31 of the year following the year in which he elected to participate in the Plan, for the purchase of the number of full shares of stock (subject to the participation adjustment provided in Section 6) which the accumulated funds in the participating employee's account at that time will purchase at the Purchase Price. The option may not be exercised at any other time. Any funds remaining in the participating employee's account insufficient to purchase a full share of stock will be refunded to the employee. Effective with exercise of the option the employee shall become a stockholder and shall have all the rights incident thereto, including the right to such future dividends as may be declared from time to time by the Board of Directors.

     6. Participation Adjustment. If in any year the payroll deductions exceed the number of unsold reserved shares, a participation adjustment will be made and the number of shares purchasable by participating employees will be reduced proportionately. Any funds remaining in the participating employee's account not used to purchase shares will be refunded to the employee.

     7. Issuance of Stock Certificates. As soon after the option is exercised as is reasonably possible, the participating employee -will be issued a stock certificate for the number of shares purchased under the Plan.

     8. Termination of Participation. The employee will be refunded all monies in his account and his participation in the Plan terminated, if: (a) the employee elects in writing to terminate participation, (b) the employee's employment with the Corporation or its subsidiaries is terminated for any reason other than retirement; (c) the Board of Directors of the Corporation elects to terminate the Plan as provided by Section 13; (d) participation is terminated for failure to make contributions as more fully set forth in Section 4; or (e) the employee dies. Once terminated, participation may not be reinstated for the then current year but, if otherwise eligible, the employee may elect to participate in any subsequent year of the Plan. For purposes of this Section 8, the term "retirement" shall mean either (i) termination of employment at or beyond age 55 with at least 10 years of service; or (ii) termination of employment as a result of total and permanent disability. An employee shall be considered totally and permanently disabled for purposes of this Section 8 if the employee is permanently unable to engage in any occupation for which he or she is reasonably qualified by education, training or experience as certified by a competent medical authority designated by the Plan Administrator to make such determination. An employee's termination of employment shall be considered a "retirement" for purposes of this Section 8 only if such termination occurs not more than three months prior to January 31 of the year following the year in which the employee has filed his or her most recent valid election to participate in the Plan.


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     9.   Assignment. No employee may assign his rights under the Plan
(including his rights in the option). Any payment of cash or issuance of stock hereunder may be made only to the employee (or, in the event of his death, to his estate). After the stock certificate has been issued, such certificate may, of course, be assigned the same as any other stock certificate.

     10. Administration. The Compensation Policy Committee of the Board of Directors shall administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of "base compensation" as used herein. The determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Plan shall be final. Payroll deduction authorizations and elections to terminate participation shall be exercised only on forms provided by the Corporation for that purpose.

     11. Application of Funds. All funds received or held by the Corporation under this Plan may be used for any corporate purpose until applied to the purchase of stock and/or refunded to participating employees, and participating employee's accounts will not be segregated, nor will interest be paid thereon.

     12. Amendment of Plan. The Board of Directors may, at any time, amend this Plan, in any respect, except that without approval of the stockholders of the Corporation no amendment shall be made (a) changing the number of shares subject to this Plan (except as provided in Section 1); (b) decreasing the Purchase Price (except as provided in Section 1); or (c) changing administration of the Plan from the Executive Committee or changing the classification of employees eligible to participate in the Plan.

     13. Term and Termination of the Plan. This Plan shall continue in effect on a year-to-year basis unless terminated by the Board of Directors of the Corporation. The Board of Directors may terminate the Plan at any time and for any reason. In any event the Plan shall, without further action of the Board of Directors, terminate at such time as the total number of shares reserved for purchase under the Plan has been distributed.

     14. Governmental Regulation. The Corporation's obligation to issue, sell and deliver its stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

     15. Other Provisions. (a) Notwithstanding any other provisions of this Plan. no employee may purchase in any one calendar year, under this Plan, shares of stock which exceed $25,000.00 of fair market value determined as of the date the option is granted. (b) "Fair Market Value" means the average of the high and low prices per share of the Corporation's stock as reflected by composite transactions on the various national securities exchanges on which such stock has been listed and reported by the National Association of Securities Dealers on the day named, or if there are no transactions on that date, then the closing price for the preceding day upon which transactions occurred. (c) A "subsidiary of the Corporation" is any corporation where the Corporation owns 50% or more of the total combined voting, power of all classes of stock, (d) Temporary disability or an approved leave of absence shall not result in termination of employment within the meaning of the Plan, (e) All employees granted options shall have the same rights and privileges. The Plan shall be effective for the 1996 plan year commencing on or about February 1, 1996.




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                            CERTIFICATE OF SECRETARY

     I, the undersigned Assistant Secretary of Host Marriott Services Corporation (the "Corporation") do hereby certify the foregoing to be a true copy of the Host Marriott Services Corporation Employee Stock Purchase Plan (the "Plan") and that there have been no amendments or modifications to the Plan that are not reflected in this copy.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of Host Marriott Services Corporation this day of 1995.



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                                                     Assistant Secretary



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